Exhibit 99.1

           Rogers Corporation Updates Guidance for the Third Quarter


    ROGERS, Conn.--(BUSINESS WIRE)--Sept. 20, 2004--Rogers Corporation (NYSE:ROG) today provided an update regarding its third quarter guidance. The Company now expects its third quarter net sales to be between $86 and $88 million, up 52% to 55% over the third quarter last year, but down from the July guidance of $87 to $95 million. Net earnings for the quarter are now expected to be $0.36 to $0.40 per diluted share, which is lower than the previous guidance range of $0.59 to $0.67 per diluted share.
    Robert D. Wachob, President and CEO, stated, "From October 2003 through August 2004 our focus has been satisfying our customers' rapidly increasing demands. This required acquiring sufficient raw materials, avoiding raw material price increases, hiring and training almost 500 new employees, and trying to increase the throughput of our manufacturing processes to squeeze more capacity from our existing equipment. We were prepared, if needed, to manufacture more than $100 million of product in the third quarter if the market accelerated; however, some of our markets did not perform as anticipated and several major customers revealed they have excess inventory. As I describe below, there are a number of factors which will impact our third quarter results."

    Printed Circuit Materials

    "Both sales and profits within Printed Circuit Materials will decline. The high frequency unit's profits will be affected by more than $2.5 million compared to the second quarter due to the impact of lower sales and a significant quality problem affecting about $3 million of product. The quality problem was resolved; however, the solution temporarily reduced our productivity in Europe by 50% through most of the quarter. The flexible laminate business experienced sales growth, but no profit increase over the second quarter as our existing suppliers provided alternate grades of raw materials to alleviate shortages. This caused customer requalification and a significant short-term efficiency impact in our operations. To support the higher flexible laminate sales, we utilized our Rogers Chang Chun Technologies joint venture."

    High Performance Foams

    "Within High Performance Foams we had all available resources focused on completing the Polyolefin start-up at Carol Stream, IL and ceasing manufacturing in St. Johnsville, NY, which occurred at the end of August. However, start-up in Carol Stream was more complex than we anticipated resulting in higher costs. The diversion of resources and the increased start-up costs affected this business segment's profits which are expected to decline about $1.3 million, which is about the same as the sales decline."

    Polymer Materials and Components

    "Polymer Materials and Components is on track with our expectations for the quarter. In fact, the Elastomer Components business transition to China is ahead of schedule. Durel brought two new flexible lamp programs into full production with greater than expected volumes; however, the poor yields associated with new program start-up resulted in no additional profits."

    In closing, Mr. Wachob commented, "Although we are disappointed with our current quarter's performance, our core businesses remain solid. Nothing has happened to alter our strategy or the long-term health of the business. I am confident in our ability to effectively execute our plan for improved results in the fourth quarter. We remain on track for 2004 to be an all-time record in sales and profits by a wide margin."

    The Company expects to report earnings for the third quarter on Wednesday, October 20, 2004, with a conference call on Thursday, October 21, 2004.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements which should be considered as subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2003 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements.

    For more information, please contact the Company directly.


    CONTACT: Rogers Corporation
             Financial News:
             James M. Rutledge, 860-779-9605
             Fax: 860-779-5585
             or
             Editorial and Investors:
             Edward J. Joyce, 860-779-5705
             Fax: 860-779-5509
             edward.joyce@rogerscorporation.com
             http://www.rogerscorporation.com